ADMINISTRATIVE SERVICES AGREEMENT


This Agreement is made as of the 1st day of January, 2006, by and among USALLIANZ VARIABLE INSURANCE PRODUCTS TRUST (the "VIP Trust"), a Delaware business trust, USALLIANZ VARIABLE INSURANCE PRODUCTS FUND OF FUNDS TRUST (the " FOF Trust," and together with the VIP Trust, the "Trusts"), a Delaware business trust, and USALLIANZ ADVISERS, LLC ("USAZ"), a Minnesota limited liability company.

WHEREAS, each of the Trusts is registered under the Investment Company Act of 1940, as amended, (the "1940 Act") as an open-end, management series-type investment company; and

WHEREAS, USAZ provides compliance oversight designed to assure that the management of the Trusts' assets by USAZ and, in the case of the VIP Trust, by the various subadvisers (the "Subadvisers") with which USAZ enters into subadvisory agreements from time to time, in each instance with the approval of the Board of Trustees of the VIP Trust, meets the applicable requirements of the 1940 Act; and

WHEREAS, the Trusts are required by the United States Securities and Exchange Commission (the "SEC") to make various filings periodically, and

WHEREAS, the Trusts desire that USAZ provide, and USAZ is willing to provide, such compliance oversight and filing services;

NOW, THEREFORE, in consideration of the promises and the covenants herein set forth, the Trusts and USAZ hereby agree as follows:

1)  Administrative Services

         a) Compliance Oversight Services. USAZ's Chief Compliance Officer and his/her staff shall (i) review periodic reports prepared by personnel of USAZ and personnel of the Subadvisers and make such inquiries of, including, but not limited to, formal due diligence meetings with, such personnel as USAZ's Chief Compliance Officer shall deem appropriate to provide reasonable assurances that the management of the Trusts' portfolios complies with the 1940 Act. USAZ's Chief Compliance Officer shall present a compliance report to the Trusts' Boards of Trustees no less frequently than at each quarterly meeting of the Boards.

b) Filing Services. USAZ shall create documents that are required to be filed with the SEC by the Trust and shall prepare them to be filed electronically by converting them to the EDGAR format. USAZ shall then file them electronically with the SEC (in compliance with Regulation S-T), on behalf of the Trust, in a timely manner, so as to meet the deadlines set forth by the SEC. The documents to be filed include, but are not limited to, prospectuses and statements of additional information.



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2)       Service Fees

         a) Compliance Services. In compensation for the compliance oversight services, the Trusts shall pay to USAZ an amount equal to (i) one-third of USAZ's quarterly expenses (salary and benefits, plus office overhead) for USAZ's Chief Compliance Officer and (ii) one-half of USAZ's quarterly expenses (salary and benefits, plus office overhead) for the Senior Compliance Officer who assists USAZ's Chief Compliance Officer in providing the compliance services contemplated by this Agreement. Fees for compliance oversight services shall be paid to USAZ at the end of each calendar quarter.

         b) Filing Services. In compensation for the filing services rendered, each of the Trusts shall pay to USAZ $50.00 per hour. Fees for filing services shall be paid to USAZ at the end of each calendar quarter upon receipt of an itemized statement of services rendered.

3)  Recordkeeping

USAZ shall maintain records of (i) the salary and benefits of its Chief Compliance Officer and the Senior Compliance Officer referenced above and (ii) the time spent on the tasks related to filing documents with the SEC on behalf of the Trusts. Such records shall be available to the Trusts upon request.

4)  Governing Law

This Agreement shall be construed in accordance with the laws of the State of Minnesota.

5)   Amendments

This Agreement may only be amended upon agreement between USAZ and a majority of the independent trustees of the Trusts.

6)   Termination

This Agreement may be terminated by any party, with or without cause, upon 60 days' written notice.

7)   Entire Agreement

This Agreement supersedes the Administrative Services Agreement between the VIP Trust and USAZ dated September 10, 2002, and the Administrative Services Agreement between the FOF Trust and USAZ dated January 1, 2005, in their entirety.

8)  Multiple Originals

This Agreement may be executed in two or more counterparts, each of when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.


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IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the day and year first above written.




                    USALLIANZ VARIABLE INSURANCE PRODUCTS TRUST


                    By   /s/ Jeffrey Kletti

                    Title President



                    USALLIANZ VARIABLE INSURANCE PRODUCTS FUND OF FUNDS TRUST


                    By   /s/ Jeffrey Kletti

                    Title President



                   USALLIANZ ADVISERS, LLC


                    By   /s/ Jeffrey Kletti

                    Title President